Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

The Board of Directors
Entegris, Inc.
Billerica, Massachusetts

We consent to the incorporation by reference in the registration statement on Form S-8 of Entegris, Inc. relating to the Entegris, Inc. 2020 Stock Plan of our reports dated February 7, 2020, with respect to the consolidated balance sheets of Entegris Inc. and subsidiaries as of December 31, 2019 and 2018, and the related consolidated statements of operations, comprehensive income, equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2019, which reports appear in the December 31, 2019 annual report on Form 10-K of Entegris, Inc.

Our report dated February 7, 2020 on the consolidated financial statements refers to a change in the method of accounting for leases.

Our report dated February 7, 2020 on the effectiveness of internal control over financial reporting as of December 31, 2019 contains an explanatory paragraph that states management excluded assets of $324 million and revenues of $33 million associated with the acquisitions of Digital Specialty Chemicals Limited, MPD Chemicals, and Hangzhou Anow Microfiltration Co. Ltd. from its assessment of internal control over financial reporting as of December 31, 2019. Our audit of internal control over financial reporting of Entegris, Inc. and subsidiaries also excluded an evaluation of the effectiveness of internal control over financial reporting of Digital Specialty Chemicals Limited, MPD Chemicals, and Hangzhou Anow Microfiltration Co. Ltd.

/s/ KPMG LLP
Minneapolis, Minnesota
April 29, 2020